EXHIBIT 99.4

October 25, 2007

Julian Adams, Ph.D.

673 Boylston Street

Boston, Massachusetts 02116

Re:	Amendment to Offer Letter

Dear Julian:

Reference is made to your offer letter with Infinity Pharmaceuticals, Inc. (the “Company”) dated August 19, 2003 (the “Offer Letter”). It is understood and agreed that the following rules shall apply with respect to the distribution of the payments and benefits, if any, to be provided to you under Section 12 of the Offer Letter:

•

It is intended that each installment of the payments and benefits provided under Section 12 shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

•

If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 12; and

•

If, as of the date of your “separation from service” from the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then each installment of the payments and benefits due under Section 12 that would, absent this paragraph, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(v) (relating to reimbursements and certain other separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment.

Please indicate your understanding and acceptance of the foregoing terms by countersigning this letter where indicated.

Very truly yours,

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Vice President & General Counsel

Acknowledged and agreed:

/s/ Julian Adams
Julian Adams, Ph.D.